Exhibit 99.1

AZ2CAL Enterprises, LLC, an Arizona limited liability company Gilbert Property Management, LLC, an Arizona limited liability company 988 S 182 nd Place 304-29-038 85296 Gilbert Maricopa To be provided by title company 335,000.00 0.00 per paragraph 9a. Doc ID: f68fa5bd3bcb5fba28152ad9e94636826faad3d9

Co m m er c ia l D o c s x Covid 19 Addendum x See additional contingency in Paragraph 8a, line 335. Doc ID: f68fa5bd3bcb5fba28152ad9e94636826faad3d9

Co m m er c ia l D o c s x Chicago Title 602 - 667 - 1180 susan.bush@ctt.com 2425 E Camelback Rd Suite 200, Phoenix, AZ 85016 Doc ID: f68fa5bd3bcb5fba28152ad9e94636826faad3d9

Co m m er c ia l D o c s x Doc ID: f68fa5bd3bcb5fba28152ad9e94636826faad3d9

Co m m er c ia l D o c s x Doc ID: f68fa5bd3bcb5fba28152ad9e94636826faad3d9

Co m m er c ia l D o c s x x Doc ID: f68fa5bd3bcb5fba28152ad9e94636826faad3d9

Co m m er c ia l D o c s Doc ID: f68fa5bd3bcb5fba28152ad9e94636826faad3d9

Co m m er c ia l D o c s Credit toward purchase price: $750 of each lease payment made prior to COE, along with the security deposit, pursuant to that certain Commercial Lease Agreement by and between the parties dated March 3, 2021, shall be credited toward the Purchase Price of the Property at close of escrow. . The parties to mutually agree upon and advise title of the total amount of the credit five (5) days prior to close of escrow. The finance contingency is 60 days after opening of escrow. Close of escrow is the earlier of 60 days after opening of escrow or 5 days after final loan approval. Seller to pay all commissions due at COE. Buyer to pay all New Loan Charges and the Lender’s Endorsement to Owner’s Policy. Property taxes to be prorated. With regard to any additional closing costs, including the Standard Owner’s Title Policy, escrow fees and recording fees, Buyer to pay the first $2,500, with seller paying any amount over $2,500. Doc ID: f68fa5bd3bcb5fba28152ad9e94636826faad3d9

Co m m er c ia l D o c s x April 16 2021 5:00 x Doc ID: f68fa5bd3bcb5fba28152ad9e94636826faad3d9

Co m m er c ia l D o c s Gai l Brow n Avison Young - Arizona, Ltd 2720 E. Camelback Road, Ste 150, Phoenix, AZ 85016 602 316 2519 gail.brown@avisonyoung.com x AZ2CAL Enterprises, LLC. 04 / 13 / 2021 Robin Michael Wood, Member 1026 Hometown Way Pleasanton, CA 94566 Apr 15, 2021 Bryan McLaren; Authorized Agent for Seller 14269 N. 87th Street #205 Scottsdale, AZ, 85260 Doc ID: f68fa5bd3bcb5fba28152ad9e94636826faad3d9

C omm e r cia l Doc s April 8, 2021 Gilbert Property Management, LLC, an Arizona limited liability company AZ2CAL Enterprises, LLC, an Arizona limited liability company 988 South 182nd Place, Gilbert, Arizona 85296 Doc ID: f68fa5bd3bcb5fba28152ad9e94636826faad3d9

Co m m er c ia l D o c s 04 / 13 / 2021 俶 Doc ID: f68fa5bd3bcb5fba28152ad9e94636826faad3d9 Apr 15, 2021